UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant   ☒

Filed by a Party other than the Registrant   ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Communications Systems, Inc.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Communications Systems, Inc. Reiterates Strategic and Financial Benefits of its Proposed Merger with Pineapple Energy LLC

CSI Special Meeting of Shareholders is Scheduled for March 16, 2022 to Approve Proposed Pineapple Merger

Minnetonka, Minnesota – February 7, 2022 — Communications Systems, Inc. (Nasdaq: JCS) (“CSI” or the “Company”) today reiterated the strategic and financial benefits it believes will result from its previously disclosed merger with Pineapple Energy LLC (“Pineapple”).

A special meeting of CSI shareholders has been scheduled for Wednesday, March 16, 2022, at 10:00 a.m. Central Time to vote on the proposed Pineapple merger transaction, among other things. Beginning on February 4, 2022, the notice of the special meeting and a proxy statement/prospectus are being delivered to CSI shareholders as of the January 27, 2022 record date.

Roger Lacey, CSI’s Executive Chair and Interim CEO stated, “We have taken another significant step forward to completing our transaction with Pineapple, and the CSI board of directors unanimously recommends shareholders vote to approve the proposed Pineapple merger transaction.”

Mr. Lacey continued, “This proposed merger is designed to re-invent CSI and allow our shareholders to participate in what we view as a significant growth opportunity offered by the Pineapple business. Through its several brands, Pineapple intends to capitalize on the growing demand for consumer energy solutions by providing homeowners with an end-to-end portfolio of product offerings spanning energy secure solar, battery storage, electric vehicle connections, and managed grid services via organic growth and strategic acquisitions.”

Mark Fandrich, CSI’s Chief Financial Officer noted, “In addition to the potential for long-term value for the CSI shareholders that we believe will be created by the Pineapple business, this transaction was specifically structured to permit CSI shareholders to receive an attractive return on their CSI shares from dividends or distributions of the net proceeds from the sale of CSI’s legacy assets. As previously announced, CSI has delivered a return to its shareholders through the special dividend of $34 million or $3.50 per share paid on October 15, 2021. The CSI board of directors is continuing to evaluate the potential for additional pre-closing dividends. Additionally, CSI shareholders as of the close of the business day immediately prior to closing of the merger will receive one contingent value right (CVR) per share of CSI common stock. The CVRs will entitle the holders to a portion the proceeds of dispositions of CSI’s legacy assets after the effective time of the merger.”

CSI’s legacy assets currently include:

•	cash, which was approximately $6.4 million at December 31, 2021, and which will be increased through the PIPE offering proceeds, to reimburse CSI for merger-related expenses, which were an estimated $3.44 million;
•	approximately $6.82 million in proceeds, less expenses and commissions, that would be received upon the sale of its Minnetonka headquarters, which is subject to satisfaction of closing conditions;
•	any earnouts paid under the terms of the purchase agreement for the sale of the Electronics & Software segment to Lantronix, which is $7.0 million maximum; and,
•	any future proceeds that may be received upon sale of its remaining Services & Support (S&S) operating segment, for which CSI expects to report 2021 preliminary revenue of $7.4 million.

Funds available for future CVR distributions would subject to certain reductions, including cash needed to fund the continued operation of the S&S segment, and also reserves and holdbacks in the form of time-bound escrows all described in the merger documents previously filed.

Kyle Udseth, a founder of Pineapple Energy, who will serve as the Chief Executive Officer of the combined company noted, “The energy transition is no longer the story of the future; it is here now and happening today. We’re well on our way to 3 million individual homeowners having installed solar panels on their roofs, but even that strong start is just a small fraction of the total addressable market in the U.S. We expect this trend will continue to open previously untapped markets in states of significant opportunity like Florida and Texas. And now that battery technology has advanced and costs have fallen, the number of homeowners pairing a battery storage system with their solar for backup power and resiliency is growing. The Solar Energy Industries Association (SEIA) forecasts that by 2025, nearly 25% of all U.S-based distributed solar systems will be paired with battery storage compared to under 6% in 2020. Pineapple’s vision is to grow to the nation’s leading provider of customer-centric home energy solutions, helping people save money, taking control over their energy production and consumption, and gaining peace-of-mind for their homes and families.”

Mr. Udseth concluded, “Pineapple believes the CSI-Pineapple merger transaction will pave the way for the combined company to successfully execute an acquisition strategy targeting other leading regional solar, storage and energy services companies. Pineapple’s acquisitions of Horizon Solar Power and selected assets of Sungevity in December 2020 and pending acquisitions of Hawaii-based sustainable energy solution providers Hawaii Energy Connection, LLC (“HEC”) and E-Gear, LLC will solidify the foundation for the combined company and expand its geographic footprint, consistent with Pineapple’s larger strategy of consolidating additional regional players to enhance its product offering. Pineapple currently has identified several potential acquisition targets.”

Strategic and Financial Benefits of the Transaction

•	CSI shareholders, through their ownership of CSI common stock following the merger, will benefit from the potential growth of Pineapple’s residential solar, battery storage, and grid services solutions business.
•	The post-merger company will participate in a fast-growing industry benefitting from customer sentiment and public policy momentum, growing scale-derived operating efficiencies that may be re-invested into the Company, and access to a robust pool of talent.
•	HEC is a leading sustainable energy provider, with over 9,000 residential systems installed in Hawaii and growing. E-Gear operates as a technology developer and manufacturer of energy management software and hardware in Hawaii. Pineapple’s acquisitions of HEC and E-Gear are intended to establish Pineapple’s presence in the United States’ most solar-friendly region, as approximately 30% of Hawaiian homes are powered by solar.
•	Pineapple’s cornerstone acquisitions of selected assets of Sungevity and Horizon Solar Power in December 2020 provides a well-known brand name and access to a database with both historical existing buyers and 115,000 unconverted Sungevity leads, dating back to January 2019.

If the Pineapple merger transaction is completed, CSI will change its corporate name to Pineapple Holdings, Inc. and will continue to be a publicly traded company with the new Nasdaq ticker symbol “PEGY.” At February 3, 2022, CSI has 9,720,627 shares outstanding.

About Communications Systems, Inc.

Communications Systems, Inc. (Nasdaq: JCS), has operated as an IoT intelligent edge products and services company. For more information regarding CSI, please see www.commsystems.com.

No Offer or Solicitation

This press release is not intended to and shall not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

Additional Information and Where to Find It; Participants in the Solicitation

In connection with the proposed merger transaction with Pineapple, CSI filed a registration statement on Form S-4 (File No. 333-260999) with the Securities and Exchange Commission (SEC) on November 12, 2021 (as amended, the “Registration Statement”). The Registration Statement includes a proxy statement/prospectus, and was declared effective by the SEC on February 3, 2022. Beginning February 4, 2022, a copy of the proxy statement/prospectus dated February 3, 2022 will be sent to CSI shareholders as of the close of business on January 27, 2022, the record date established for the special meeting of CSI shareholders.

CSI URGES INVESTORS, SHAREHOLDERS AND OTHER INTERESTED PERSONS TO READ THE REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS, AND ANY AMENDMENTS OR SUPPLEMENTS THERETO, AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE MERGER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

The Registration Statement, preliminary and definitive proxy statement/prospectus, any other relevant documents, and all other documents and reports CSI filed with or furnishes to the SEC are (or, when filed, will be) available free of charge under the "Financial Reports" tab of the Investors Relations section of our website at www.commsystems.com or by directing a request to: Communications Systems, Inc., 10900 Red Circle Drive, Minnetonka, MN 55343. The contents of the CSI website is not deemed to be incorporated by reference into this press release, the Registration Statement or the proxy statement/prospectus. The documents reports that CSI files with or furnishes to the SEC are (or, when filed, will be) available free of charge through the website maintained by the SEC at http://www.sec.gov.

CSI and its directors and executive officers may be considered participants in the solicitation of proxies by CSI in connection with approval of the proposed merger and other proposals to be presented at the special meeting. Information regarding the names of such persons and their respective interests in the transaction, by securities holdings or otherwise, are set forth in the proxy statement/prospectus dated February 3, 2022. To the extent the Company's directors and executive officers or their holdings of the Company's securities have changed from the amounts disclosed in such filing, to the Company's knowledge, such changes have been reflected on statements of change in ownership on Form 4 on file with the SEC. You may obtain these documents (when they become available, as applicable) free of charge through the sources indicated above.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Communications Systems’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. There can be no guarantee that the proposed transactions described in this document will be completed, or that they will be completed as currently proposed, or at any particular time. Actual results may vary materially from those expressed or implied by the statements here due to changes in economic, business, competitive or regulatory factors, and other risks and uncertainties affecting the operation of Communications Systems’ business. These risks, uncertainties and contingencies are presented in the Company’s Annual Report on Form 10-K and, from time to time, in the Company’s other filings with the Securities and Exchange Commission. The information set forth herein should be read considering such risks. Further, investors should keep in mind that the Company’s financial results in any period may not be indicative of future results. Communications Systems is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether because of new information, future events, changes in assumptions or otherwise. In addition to these factors, there are several additional factors, including:

•         conditions to the closing of CSI-Pineapple merger transaction may not be satisfied;

•         the occurrence of any other risks to consummation of the CSI-Pineapple merger transaction, including the risk that the CSI-Pineapple merger transaction will not be consummated within the expected time period or any event, change or other circumstances that could give rise to the termination of the CSI-Pineapple merger transaction;

•         the CSI-Pineapple merger transaction has involved greater than expected costs and delays and may in the future involve unexpected costs, liabilities or delays;

•         the Company’s ability to successfully sell its other legacy operating business assets and its real estate assets at a value close to their current fair market value and distribute these proceeds to its existing shareholders;

•         up to $7.0 million of the purchase price for the sale of Electronics & Software Segment was structured in the form of an earnout based on revenues generated by Lantronix in the 360 days following closing, and there is no guaranty that sufficient revenues will be recognized for the earnout to be paid to the Company;

•         the fact that the continuing CSI-Pineapple entity will be entitled to retain ten percent of the net proceeds of CSI legacy assets that are sold pursuant to agreements entered into after the effective date of the CSI-Pineapple merger transaction;

•         risks that the CSI-Pineapple merger transaction will disrupt current CSI plans and operations or that the business or stock price of CSI may suffer as a result of uncertainty surrounding the CSI-Pineapple merger transaction;

•         the outcome of any legal proceedings related to the CSI-Pineapple merger transaction;

•         the fact that CSI cannot yet determine the exact amount and timing of any additional pre-CSI-Pineapple merger cash dividends or the value of the Contingent Value Rights that CSI intends to distribute to its shareholders immediately prior to the closing of the CSI-Pineapple merger transaction; and

•         the anticipated benefits of the proposed merger transaction with Pineapple may not be realized in the expected timeframe, or at all.

Contacts:

For Communications Systems, Inc.

Roger H. D. Lacey

Executive Chair and Interim Chief Executive Officer

+1 (952) 996-1674

Mark D. Fandrich

Chief Financial Officer

+1 (952) 582-6416

mark.fandrich@commsysinc.com

The Equity Group Inc.

Lena Cati

Senior Vice President

+1 (212) 836-9611

lcati@equityny.com